SENSATA TECHNOLOGIES HOLDING PLC
SEVERANCE AND CHANGE IN CONTROL PLAN
Section 1. Introduction and Purpose.
This Sensata Technologies Holding plc Severance and Change in Control Plan (the “Plan”) is hereby established by the Board of Directors of Sensata Technologies Holding plc (the “Company”) effective as of April 26, 2024. The purpose of the Plan is to provide for the payment of severance and/or Change in Control (as defined below) benefits to eligible employees of the Company and its Affiliates (as defined below).
For purposes of the Plan, the following terms are defined as follows:
(a)“Affiliate” means (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Board.
(b)“Average Bonus” means, with respect to an Eligible Employee, an amount equal to the average of the previous two annual bonuses earned by the Eligible Employee immediately prior to the Eligible Employee’s Covered Termination under the Company’s applicable annual incentive plan (or, Target Bonus if the Eligible Employee has not yet earned two bonuses under the Company’s applicable annual incentive program).
(c)“Base Salary” means, with respect to an Eligible Employee, annual base pay rate (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect immediately prior to the Eligible Employee’s Covered Termination and immediately prior to any reduction that would give rise to an employee’s right to a resignation for Good Reason (if applicable).
(d)“Board” means the Board of Directors of Sensata Technologies Holding plc.
(e)“Cause” means, with respect to an Eligible Employee, the meaning assigned such term in the Individual Agreement, if any, between the Eligible Employee and the Company or any Affiliate; provided that, if there is no such Individual Agreement in which such term is defined, “Cause” will mean (i) the indictment for a felony or other crime involving moral turpitude or the commission of any other act or any omission to act involving fraud with respect to the Company or any of its Affiliates or any of their customers or suppliers; (ii) any act or any omission to act involving dishonesty or disloyalty that causes, or in the good faith judgment of the Board would be reasonably likely to cause, material harm (including reputational harm) to the Company or any of its Affiliates or any of their customers or suppliers; (iii) any (x) repeated abuse of alcohol or (y) abuse of controlled substances, in either case, that adversely affects the Eligible Employee’s work performance (and, in the case of clause (x), continues to occur at any time more than thirty (30) days after the Eligible Employee has been given written notice thereof) or brings the Company or its Affiliates into public disgrace or disrepute; (iv) the failure by the Eligible Employee to substantially perform duties as reasonably directed by the Board, which non-performance remains uncured for ten (10) days after written notice thereof is given to the Eligible Employee; (v) willful misconduct with respect to the Company or any of its Affiliates, which misconducts causes, or in the good faith judgment of the Board would be reasonably likely to cause, material harm (including reputational harm) to the Company or any of its Affiliates; (vi) the failure of the Eligible Employee to cooperate in any audit or investigation of the business or financial practices of the Company or any of its Affiliates; or (vii) any breach by the Eligible Employee of the contractual obligations set forth in any confidentiality, non-disclosure and developments agreement, non-competition, non-solicitation, return of Company property or similar type agreement between the Eligible Employee and the Company, or any other material breach of any applicable employment agreement with the Company or the Equity Plans.
(f)“Change in Control” means the occurrence of any of the following events:
(i)any transaction or series of transactions in which any Person (whether by merger, sale of securities, recapitalization, or reorganization) becomes the “beneficial owner” (as defined in Rule 13d‑3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing more than 50% of the total voting power in the Company, provided that for purposes of this subparagraph (i) the following acquisitions will not constitute a Change in Control: any acquisition (A) directly from the Company, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (C) by an underwriter temporarily holding such Company voting securities pursuant to an offering of such securities or any acquisition by a pledgee of Company voting securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (D) pursuant to a merger or consolidation that does not constitute a Change in Control for purposes of item (iii) below;
(ii)during any 24 month period, individuals who at the beginning of such period (the “Incumbent Directors”) constitute the Board, and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; provided, however, that no such individual will be an Incumbent Director if such individual’s initial assumption of office occurs as a result of, or in connection with, (A) an actual or threatened proxy contest with respect to the election or removal of directors, (B) actual or threatened solicitation of proxies or consents by or on behalf of any Person or Persons (whether or not acting in concert) other than the Board or (C) agreement with any Person or Persons (whether or not acting in concert) to avoid or settle any such contest or solicitation;
(iii)the consummation of a merger or consolidation of the Company with any other corporation, unless, immediately following such merger or consolidation (A) all or a portion of the voting securities of the Company outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (the “Continuing Company”) outstanding immediately after such merger or consolidation, (B) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company, any entity controlled by the Continuing Company) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (C) at least a majority of the members of the board of directors of the Continuing Company were Incumbent Directors at the time of the execution of the definitive agreement providing for such merger or consolidation or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such merger or consolidation; or
(iv)a sale or disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis (other than (A) any disposition to an Affiliate or (B) any dividend or distribution of assets (including the stock of any Affiliate) to the stockholders of the Company).
(g)“Change in Control Date” means the closing date of a Change in Control.
(h)“Change in Control Period” means the period commencing on the Change in Control Date and ending 24 months following such date.
(i) “Code” means the Internal Revenue Code of 1986, as amended.
(j)“Committee” means the Board of Directors of the Company or the Compensation Committee of such Board of Directors.
(k)“Common Stock” means the ordinary shares, par value €0.01 per share, of the Company.

(l)“Company” means Sensata Technologies Holding plc or, following a Change in Control, the combined or surviving entity resulting from such event (such entity, the “Successor Entity”).
(m)“Covered Termination” means, with respect to an Eligible Employee, a termination of employment that results in the Eligible Employee’s Separation from Service that is due to (i) a termination by the Company or an Affiliate without Cause (other than as a result of death or Disability) or (ii) solely in the case of a Tier 1 or Tier 2 Eligible Employee, a resignation by the Eligible Employee for Good Reason.
(n)“Disability” means with respect to an Eligible Employee, the meaning assigned such term in the Individual Agreement, if any, between the Eligible Employee and the Company or any Affiliate; provided that, if there is no such Individual Agreement in which such term is defined, “Disability” will mean, only if, as a result of his or her incapacity due to physical or mental illness, the Eligible Employee is considered disabled under the Company’s long-term disability insurance plans.
(o)“Eligible Employee” means an employee of the Company or an Affiliate who meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.
(p)“Equity Plan” means each of the Company’s 2010 Equity Incentive Plan and the Company’s 2021 Equity Incentive Plan, each as amended from time to time, or any successor plan thereto.
(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r)“Good Reason” for an Eligible Employee’s resignation means the occurrence of any of the following that is undertaken by the Company or an Affiliate without the Eligible Employee’s prior written consent:
(i)any material reduction in the Eligible Employee’s then-current base salary or annual target bonus opportunity, in either case, other than prior to a Change in Control any reduction that (x) is generally applicable to senior leadership team executives of the Company and (y) does not exceed 15% of the Eligible Employee’s then-current base salary and annual target bonus opportunity in the aggregate;
(ii)any material breach by the Company or any Affiliate of any agreement between the Eligible Employee and the Company or an Affiliate;
(iii)a change in the Eligible Employee’s principal office to a location that is more than fifty (50) miles from the Eligible Employee’s principal office on the date hereof; or
(iv)during a Change in Control Period, a material reduction in the Eligible Employee’s title, position, authority, duties or responsibilities or any assignment to the Eligible Employee of title, position, authority, duties or responsibilities that are materially inconsistent in an adverse respect with the Eligible Employee’s position.
Notwithstanding the foregoing, in order for the Eligible Employee’s resignation to be deemed to have been for Good Reason, the Eligible Employee must provide written notice to the Company or Affiliate, as applicable, of the Eligible Employee’s intent to resign for Good Reason within 30 days after the Eligible Employee first having actual knowledge of the event giving rise to Good Reason, which notice will describe the event(s) the Eligible Employee believes give rise to Good Reason; allow the Company or Affiliate 30 days from receipt of the written notice to cure the event (such period, the “Cure Period”); and if the event is not cured within the Cure Period, the Eligible Employee’s resignation from all positions held with the Company or Affiliate is effective not later than 30 days after the expiration of the Cure Period.
(s)“Individual Agreement” means, as to an Eligible Employee, any agreement as may be in effect at the time of the Eligible Employee’s Covered Termination between the Eligible Employee and the Company or any Affiliate that provides for compensation upon a termination of employment or upon a Change in Control (or similar phrase).
(t)“Non-CIC Severance” means the severance benefits provided under Section 4 of the Plan or the severance benefits provided under an Individual Agreement upon a termination of employment.
(u)“Person” means a “person” or “group” within the meaning of Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act.
(v)“Plan Administrator” means the Committee prior to the Change in Control Date and the Representative upon and following such date, as applicable.
(w)“Plan Tier” means the tier to which an Eligible Employee is assigned for purposes of participation in the Plan, as set forth in the Eligible Employee’s Participation Notice (as described in Section 2(a)). During a Change in Control Period, no Eligible Employee’s Plan Tier may be reduced.
(x)“Remuneration Policy” means if, and so long as, Chapter 4A of the United Kingdom’s Companies Act 2006 applies to the Company (as amended and restated from time to time), the published directors’ remuneration policy of the Company (as approved by the Company’s stockholders in accordance with such chapter).
(y)“Representative” means one or more members of the Committee or other persons or entities designated by the Committee prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Change in Control Date as provided in Section 14.
(z)“Section 409A” means Section 409A of the Code and the treasury regulations and other guidance thereunder and any state law of similar effect.

(aa)“Separation from Service” means a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
(ab)“Target Bonus” means an Eligible Employee’s annual target bonus opportunity under the applicable annual incentive plan for the year in which the Eligible Employee’s Covered Termination occurs, without pro ration and without regard to any material reduction in such bonus opportunity giving rise to Good Reason.
Section 2. Participation; Eligibility for Benefits.
(a)Eligible Employee. An employee of the Company or an Affiliate is eligible to participate in the Plan if (i) the employee has the title of Vice President or higher or has otherwise been designated by the Plan Administrator as eligible to participate; provided that an interim executive officer will not be eligible to participate in the Plan unless otherwise determined by the Plan Administrator in its sole discretion; (ii) the employee is designated as an Eligible Employee by the Plan Administrator through a Participation Notice in the form attached hereto as Exhibit 1 (which will specify the employee’s Plan Tier, whether the Eligible Employee is eligible for Non-CIC Severance under Section 4 and whether the Eligible Employee is subject to the Remuneration Policy); (iii) the employee has signed and returned the Participation Notice provided by the Plan Administrator; and (iv) the employee meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an employee is an Eligible Employee will be made by the Plan Administrator, in its sole discretion, and such determination will be binding and conclusive on all persons.
(b)Release Requirement. In order to be eligible to receive benefits under the Plan, the Eligible Employee also must execute a general waiver and release in the form attached hereto as Exhibit 2 (the “Release”), within the applicable time period set forth therein, and such Release must become effective in accordance with its terms, which must occur in no event more than 60 days following the date of the applicable Covered Termination. If an Eligible Employee does not provide a Release that becomes effective as set forth above, no payments will be made to the Eligible Employee under the Plan, and the Eligible Employee will have no further right to any benefits under the Plan.
(c)Other Agreements. Except as provided in Section 5(a)(4), an Eligible Employee’s awards under any Equity Plan will remain subject to the terms and conditions of the applicable Equity Plan and award agreements under which such awards were granted, and no provision of the Plan will be construed as to limit the actions that may be taken under, or to violate the terms of, such Equity Plan.
(d)Exceptions to Severance Benefit Entitlement. An employee who otherwise is an Eligible Employee will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:
(i)The employee is terminated by the Company or an Affiliate for any reason (including due to the employee’s death or Disability) or voluntarily terminates employment with the Company in any manner, and in either case, such termination does not constitute a Covered Termination. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.
(ii)The employee is offered immediate reemployment by a Successor Entity following a Change in Control and the terms of such reemployment would not give rise to the employee’s right to a resignation for Good Reason. For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with Successor Entity results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits as a result of the Change in Control. For the avoidance of doubt, an employee who becomes immediately reemployed by a Successor Entity following a Change in Control will continue to be an Eligible Employee following the date of such reemployment.
(iii)The employee is rehired by the Company or an Affiliate and recommences employment prior to the date severance benefits under the Plan are scheduled to commence.
(iv)The employee is subject to the Remuneration Policy and the benefits are not consistent or otherwise permitted under the Remuneration Policy.
(e)Termination of Severance Benefits. An Eligible Employee’s right to receive severance benefits under the Plan will terminate immediately if, at any time prior to or during the period for which the Eligible Employee is receiving severance benefits under the Plan, the Eligible Employee materially breaches any contractual obligation to the Company or an Affiliate (including, without limitation, the contractual obligations set forth in any confidentiality, non-disclosure and developments agreement, non-competition, non-solicitation, return of Company property or similar type agreement between the Eligible Employee and the Company, as applicable).
Section 3. Severance Benefits Generally.
Upon the termination of an Eligible Employee’s employment for any reason, the Eligible Employee will be entitled to receive (i) any earned but unpaid base salary, (ii) any vested employee benefits in accordance with the terms of the applicable employee benefit plan or program, (iii) any annual bonus amounts to which the Eligible Employee is entitled for years that ended on or prior to the date of termination, (iv) any award that is or becomes vested in accordance with an Equity Plan and the Eligible Employee’s applicable award agreement thereunder and (v) any reasonable business expenses and disbursements incurred by the Eligible Employee prior to his or her termination of employment, which will be reimbursed in accordance with the Company’s standard policies and procedures. In addition, in the event of a Covered Termination, the Eligible Employee may be eligible to receive additional payments and benefits, as set forth in Section 4 or Section 5 below, as applicable.

Section 4. Benefits for Covered Termination Outside of a Change in Control Period.
(a)Covered Termination. If an Eligible Employee experiences a Covered Termination at any time other than during a Change in Control Period, the Eligible Employee will be entitled to receive the following severance benefits, but only to the extent the Plan Administrator has designated the Eligible Employee as eligible for benefits under this Section 4:
(1)Base Salary. An Eligible Employee will receive cash severance payments in an aggregate amount equal to the Eligible Employee’s Base Salary for the following number of months (such number of months beginning on the Covered Termination, the “Severance Period” for that Eligible Employee), depending on the Eligible Employee’s Plan Tier:
(i)Tier 1:     24 months
(ii)Tier 2:         12 months
(iii)Tier 3:         6 months
(2)Bonus Payment. The Eligible Employee will receive cash severance payments in an aggregate amount equal to a percentage of the Eligible Employee’s Average Bonus for the calendar year in which the Covered Termination occurs (which for the avoidance of doubt will not be pro-rated), depending on the Eligible Employee’s Plan Tier:
(i)Tier 1:         200%
(ii)Tier 2:         100%
(iii)Tier 3:        100%
(3)Payment of Continued Group Health Plan Benefits. Running concurrently with (and counting toward) the COBRA continuation period, Tier 1 and Tier 2 Eligible Employees will be entitled to continued participation throughout the Severance Period in all health and dental benefit plans in which the Eligible Employee was entitled to participate immediately prior to the Covered Termination (or the Company will arrange to make available to the Eligible Employee benefits substantially similar to those which the Eligible Employee would otherwise have been entitled to receive over such period if the Eligible Employee’s employment had not been terminated) on the same terms and conditions (including the amount of employee contributions toward premium payments but not guaranteeing any particular tax result to the Eligible Employee of such continued benefits) under which the Eligible Employee was entitled to participate immediately prior to the Covered Termination; provided, however, that, notwithstanding anything to the contrary herein, the Eligible Employee’s coverage under the Company’s health and dental benefit plans will terminate when the Eligible Employee becomes eligible under any employee benefit plan made available by another employer covering health and dental benefits and the Eligible Employee will notify the Company within thirty (30) days after becoming eligible for any such benefits.

(b)Payment Timing. The cash severance payments described in Section 4(a)(1) will be paid in the form of salary continuation over the course of the Severance Period, on the regular payroll dates of the Company or Affiliate as applicable; provided, however, that prior to the effective date of the Release, such payments will instead accumulate and become payable on the effective date of the Release. The cash severance payments described in Section 4(a)(2) will be paid to the Eligible Employee in equal installments on the same dates as the Base Salary payments provided in Section 4(a)(1).
(c)No Other Payments. The benefits set forth in Section 3 and Section 4(a) above are the only benefits payable to an Eligible Employee pursuant to the Plan with respect to a Covered Termination that occurs outside of a Change in Control Period. In the event an Eligible Employee has been designated as eligible for benefits under this Section 4, the Eligible Employee will not receive Non-CIC Severance under any Individual Agreement and will instead receive the benefits provided under this Section 4. In the event an Eligible Employee has not been designated as eligible for benefits under this Section 4, the Eligible Employee will remain entitled to severance benefits provided under an Individual Agreement (if any).
Section 5. Covered Termination Benefits During a Change in Control Period.
(a)Covered Termination. If an Eligible Employee experiences a Covered Termination during a Change in Control Period, the Eligible Employee will be entitled to receive the following severance benefits:
(1)Base Salary. The Eligible Employee will receive cash severance in an aggregate amount equal to the Eligible Employee’s Base Salary for the following number of months (such number of months beginning on the Covered Termination, the “Change in Control Severance Period” for that Eligible Employee), depending on the Eligible Employee’s Plan Tier:
(i)Tier 1:         36 months
(ii)Tier 2:         24 months
(iii)Tier 3:         12 months
(2)Bonus Payment. The Eligible Employee will receive cash severance in an amount equal to a percentage of the Eligible Employee’s Average Bonus, depending on the Eligible Employee’s Plan Tier:
(i)Tier 1:         300%
(ii)Tier 2:         200%
(iii)Tier 3:     100%
(3)Payment of Continued Group Health Plan Benefits. Tier 1 and Tier 2 Eligible Employees will be eligible to receive the benefits described, and during the time period specified, in Section 4(a)(3) above.

(4)Equity Award Acceleration. Notwithstanding anything in any Equity Plan or the award agreements thereunder to the contrary, a Tier 1 or Tier 2 Eligible Employee’s resignation for Good Reason will be treated as an involuntary termination without Cause for all purposes under the award agreements applicable to the Eligible Employee’s outstanding awards under the Equity Plans.
(b)Payment Timing. The cash severance amounts described in Sections 5(a)(1) and (2) will be paid in a single lump-sum payment no later than the second payroll cycle following the effective date of the Release (but in no event later than March 15 of the year following the year in which the Covered Termination occurs); provided, however, in the event that (i) the Eligible Employee would have been entitled to Non-CIC Severance upon the Covered Termination in the absence of this Section 5 (whether under Section 4 or an Individual Agreement) and (ii) any portion of such Non-CIC Severance would have constituted “deferred compensation” within the meaning of Section 409A (determined after giving effect to any available exemptions (including the “short-term deferral” exemption)), then the amount of cash severance payable under this Section 5 in lump-sum will be reduced by the aggregate amount of such portion of such Non-CIC Severance, which will instead be paid on the same payment schedule applicable to such amounts without regard to this Section 5 and otherwise in a manner intended to comply with Section 409A.
(c)No Duplication of Benefits. The benefits set forth in Section 3 and Section 5(a) above are the only benefits payable to an Eligible Employee pursuant to the Plan with respect to a Covered Termination that occurs during a Change in Control Period, and will be paid in lieu of any Non-CIC Severance. For the avoidance of doubt, in no event will both Non-CIC Severance and benefits under Section 5 be provided to the same Eligible Employee.
Section 6. Payment Obligations Absolute.
Upon a Change in Control, the obligations of the Company to pay or provide the payments and benefits as required by the Plan will be absolute and unconditional and will not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right that the Company may have against any Eligible Employee (except as provided in Section 7). In no event will an Eligible Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to an Eligible Employee under any of the provisions of the Plan, nor will the amount of any payment or benefit under the Plan be reduced by any compensation or benefit earned or received by an Eligible Employee as a result of employment by another employer (except as provided in Section 4(a)(3)).
Section 7. Section 280G Limitation.
Notwithstanding anything in the Plan or any other plan or contract to the contrary, if any payment or benefit an Eligible Employee will or may receive from the Company or an Affiliate or otherwise (each payment or benefit, a “Payment,” and in the aggregate, the “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be reduced (but not below zero) so that the sum of the

Payments will be $1.00 less than the amount at which the Eligible Employee becomes subject to the Excise Tax; provided, however, that such reduction will only occur if it would result in the Eligible Employee receiving a higher After Tax Amount (as defined below) than the Eligible Employee would receive absent such reduction. In the event of such reduction, the Payments will be reduced in the following order, in each case, in reverse chronological order beginning with the Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments that do not constitute “deferred compensation” within the meaning of Section 409A; (2) cash payments that constitute “deferred compensation” within the meaning of Section 409A; (3) equity-based payments and acceleration of vesting; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) will be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
For purposes of this Section 7, the term “After Tax Amount” means the amount of the Payments less all federal, state, and local income, excise and employment taxes (including the Excise Tax) imposed on the Eligible Employee as a result of the Eligible Employee’s receipt of the Payments.
The determination as to whether a reduction in the Payments will be made pursuant to this Section 7 will be made by a nationally recognized accounting firm immediately prior to the Change in Control or such other person or entity as determined in good faith by the Company prior to the Change in Control (the “Accountant”), whose determination will be conclusive and binding upon the Eligible Employee and the Company, and the Company will provide detailed supporting calculations to the Eligible Employee within fifteen (15) business days of the Change in Control or the Eligible Employee’s Covered Termination, as applicable. It is expressly understood that in determining the amount of any reduction to the Payments, the Accountant will conduct a “reasonable compensation” analysis under Section 280G of the Code, including a valuation of any applicable noncompetition or other covenant, and the Company and the Eligible Employee will cooperate in good faith in connection with such valuation. For purposes of making the calculations required by this Section 7, the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Eligible Employee and the Company will furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make a determination under this Section 7. The Company will bear all costs the Accountant may incur in connection with any calculations contemplated by this Section 7.
If the Accountant, based on controlling precedent or substantial authority, determines that a Payment should not have been made or provided pursuant to this Section 7, then the Eligible Employee will immediately repay such amount to the Company upon notification that an overpayment has been made. If the Accountant, based on controlling precedent or substantial authority, determines that a Payment has been reduced pursuant to this Section 7 that should have been paid or distributed, the Company (or applicable payor) will promptly pay such amount to the Eligible Employee, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.
Section 8. Withholding.
All payments under the Plan will be subject to applicable withholding for federal, state, foreign, and local taxes.
Section 9. Section 409A.
All benefits provided under the Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible and any ambiguities herein will be interpreted accordingly; provided, however, that to the extent that any benefits are not so exempt, such benefits are intended to comply with the requirements of Section 409A and any ambiguities herein will be interpreted accordingly. It is intended that each installment of benefits payable to an Eligible Employee be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i).
If the Company determines that any benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Employee is a “specified employee” of the Company, as such term is defined in Section 409A, then, to the extent necessary to avoid the imposition of the adverse tax consequences under Section 409A, the timing of such benefit payments will be delayed until the earlier of (1) the date that is six months and one day after the Eligible Employee’s Separation from Service and (2) the date of the Eligible Employee’s death. In the event of such delayed payment, the Company will then pay the Eligible Employee a lump sum amount equal to the sum of the severance benefit payments that would otherwise have been paid prior to the delay and pay any remaining amounts of severance benefits in accordance with the applicable payment schedule.
In no event will payment of any benefits under the Plan be made prior to an Eligible Employee’s Separation from Service or prior to the effective date of the Release. If the Company determines that any benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the period for providing a Release set forth at Section 2(b) above spans two calendar years, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective, solely for purposes of the timing of payment of benefits under the Plan, until the later of the day that it would become effective under its terms or the first day of the latter calendar year.
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments will be made on or before the last day of an Eligible Employee’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

Notwithstanding the foregoing, the Company makes no representation or warranty and will have no liability to the Eligible Employee or any other person if any provisions of the Plan are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.
Section 10. Remuneration Policy.
Notwithstanding anything herein to the contrary, with respect to any Eligible Employee who is subject to the Remuneration Policy, the Company shall have no obligation to provide any payments or benefits hereunder unless the Plan Administrator determines that doing so is permitted by the Remuneration Policy as in effect at such time, and the Plan Administrator shall ensure that all payments or benefits hereunder are made in accordance with the Remuneration Policy as in effect at such time (if any). Neither the Company nor the Plan Administrator shall be obligated to seek the approval of the Company’s stockholders in annual general meetings of stockholders to amend the applicable Remuneration Policy in order to authorize the making of any payment or benefits.
Section 11. Transfer and Assignment.
The rights and obligations of an Eligible Employee under the Plan may not be transferred or assigned. The Plan will be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a Change in Control occurs.
Section 12. Successors; Binding Agreement.
(a)The Plan will bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company, as a condition precedent to such transaction, will require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
(b)As used in the Plan, “Company” will mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of the Plan by operation of law.
Section 13. Clawback.
All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy of the Company, as in effect from time to time.

Section 14. Right to Interpret and Administer Plan; Amendment and Termination.
(a)Interpretation and Administration. Prior to a Change in Control, the Committee will be the Plan Administrator and will have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Committee will be binding and conclusive on all persons. Upon and after the Change in Control Date, the Plan will be interpreted and administered in good faith by the Representative who will be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Change in Control Date will be final and binding on all Eligible Employees and the Company and its Affiliates. Any references in the Plan to the “Committee” or “Plan Administrator” with respect to periods following such date will mean the Representative.
(b)Amendment. The Plan Administrator reserves the right to amend or terminate the Plan at any time without the consent of any Eligible Employee; provided, however, that during a Change in Control Period no such amendment or termination will materially and adversely affect the rights of any Eligible Employee without the prior written consent of such Eligible Employee.
(c)Termination. Unless otherwise extended by the Committee, the Plan will automatically terminate following satisfaction of all the Company’s obligations under the Plan.
Section 15. No Implied Employment Contract.
The Plan will not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or a Successor Entity, as applicable, or (ii) to interfere with the right of the Company or a Successor Entity, as applicable, to discharge any employee or other person at any time, with or without cause, which right is hereby reserved. The Plan does not modify the at-will employment status of any Eligible Employee. Except as otherwise required by law or as specifically provided in any plan or program maintained by the Company, no payment under the Plan will be included or taken into account in determining any benefit under any pension, thrift, profit sharing, group insurance or other benefit plan maintained by the Company.
Section 16. Plan is Unfunded.
The Plan will be unfunded, and all cash payments under the Plan paid only from the general assets of the Company.
Section 17. Governing Law.

The Plan is intended to be governed by and will be construed in accordance with the laws of the State of Delaware. For purposes of any action, lawsuit or other proceedings brought to enforce this Plan, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the state and federal courts sitting in the State of Delaware, United States.
Section 18. Certain Rights.
Notwithstanding the foregoing, nothing in or about the Plan prohibits an Eligible Employee from: (a) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of a claim with the U.S. Securities and Exchange Commission (the “SEC”); (b) providing confidential information to the SEC, or providing the SEC with information that would otherwise violate the contractual obligations set forth in any confidentiality, non-disclosure and developments agreement, non-competition, non-solicitation, non-disparagement, cooperation with litigation or other restrictive covenant or similar type of agreement between the Eligible Employee and the Company, as applicable, to the extent permitted by Section 21F of the Exchange Act; (c) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (d) receiving a monetary award as set forth in Section 21F of the Exchange Act.

EXHIBIT 1
Participation Notice

Name: ___________________
You have been designated as eligible to participate in the Sensata Technologies Holding plc Severance and Change in Control Plan (the “Plan”), a copy of which is attached to this Participation Notice.
You will receive the benefits set forth in the Plan if you meet all the eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and allowing such Release to become effective in accordance with its terms.
Your Plan Tier has been designated as: Tier __
Eligibility for benefits under Section 4 of the Plan: Yes __ No __
Participation conditional upon, and subject to, Remuneration Policy: Yes __ No __
To accept the terms of this Participation Notice and participate in the Plan, please sign and date this Participation Notice in the space provided below and return it to _____________________ no later than _________, ____.
Eligible Employee

[Insert Name]
Date:

EXHIBIT 2
[Form of Release]